CalAmp Deferred Compensation Plan
Adopted August 23, 2013
Amended July 1, 2014

ARTICLE 1
PURPOSE

          In recognition of the services provided by certain key employees, CalAmp Corp., a Delaware corporation (“CalAmp” or the “Company”), has adopted the CalAmp Deferred Compensation Plan effective as of August 23, 2013 (as amended to date, the “Plan”), to make additional retirement benefits and the potential for increased financial security available on a tax-favored basis to those individuals. The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of all applicable law, including Code Section 409A, and shall be operated and interpreted in accordance with this intention. The Plan shall be an unfunded plan and is maintained primarily for the purpose of providing deferred compensation benefits for a select group of management, non-employee directors or highly compensated employees.

ARTICLE 2
DEFINITIONS

     “Affiliate(s)” means: (a) any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company; (b) any other organization similarly related to the Company that is designated as such by the Company; and (c) any other entity 50% or more of the economic interests in which are owned, directly or indirectly, by the Company.

     “Beneficiary” means the person or persons designated as such in accordance with Section 7.3.

     “Board” means the Board of Directors of the Company.

     “Cash Class Year Distribution Account(s)” means, with respect to a Participant for each Plan Year, the Cash Class Year Distribution Account established on the books of account of the Company, pursuant to Section 5.1, for that Participant.

     “Change of Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A and the regulations and Internal Revenue Service guidance issued thereunder. For purposes of this Plan, a change in ownership of the Company occurs on the date on which any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either (i) a person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 51% or more of the total voting power of the stock of the Company or (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election. A change in the ownership of a substantial portion of assets of the Company occurs on the date on which any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. With respect to a Participating Employer other than the Company, a Change of Control shall occur on the date that the Company or its Affiliates (or any combination of the foregoing) shall cease to be the beneficial owners of at least 50% of the total fair market value or total voting power of the outstanding voting securities of the Participating Employer or a sale of substantially all of the assets of a Participating Employer to a party other than the Company or one of its Affiliates, provided that in either case, the transaction will constitute a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of the Participating Employer, as described in Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto.

     “Class Year Distribution Account(s)” means, with respect to a Participant for each Plan Year, the Cash Class Year Distribution Account and/or Equity Class year Distribution Account established on the books of account of the Company, pursuant to Section 5.1, for that Participant.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Committee” means the CalAmp Compensation Committee appointed by the Board.

     “Common Stock” means the common stock of the Company, par value $.01.

     “Compensation” means, for any Eligible Employee, the cash or equity remuneration for services payable by the Participating Employer with respect to a Plan Year for salary, bonuses, Full Value Equity Awards and commissions, but excluding (even if includible in gross income) expense reimbursements or other expense allowances, fringe benefits, moving expenses or welfare benefits, as determined by the Company from time to time and communicated to Eligible Employees. “Compensation” means, for any Eligible Director, the cash or equity remuneration for services payable by the Company with respect to a Plan Year for director-related fees or retainers or Full Value Equity Awards, but excluding expense reimbursements or other expense allowances or fringe benefits, as determined by the Company from time to time and communicated to Eligible Directors. For avoidance of doubt, with respect to both Eligible Employees and Eligible Directors, Compensation shall not include remuneration paid in the form of stock options, stock appreciation rights or performance-based stock.

     “Disability” means that a Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer. The determination of the existence of a Disability shall be made by the Plan Administrator in accordance with Section 409A(a)(2)(C) of the Code and the regulations and guidance promulgated thereunder.

     “Disabled” means having a Disability. The determination of whether a Participant is Disabled shall be made by the Plan Administrator, whose determination, made in accordance with Section 409A(a)(2)(C) of the Code and the regulations and guidance promulgated thereunder, shall be conclusive.

     “Earnings Crediting Options” means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings or losses are credited or debited, as the case may be, to the Participant’s Class Year Distribution Account(s).

     “Effective Date” means August 23, 2013 (as amended to date).

     “Elective Deferral Limit” means the limit stated in Code Section 402(g)(1)(B), as adjusted in accordance with Code Section 402(g)(4).

     “Eligible Director” means a Non-Employee Director who has been determined by the Plan Administrator to be eligible to participate in the Plan.

     “Eligible Employee” means an Employee who has been determined by the Plan Administrator to be eligible to participate in the Plan.

     “Employee” means any individual employed by a Participating Employer on a regular, full-time basis (in accordance with the personnel policies and practices of the Participating Employer), including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an “Employee” for purposes of the Plan, the individual must be a member of a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA; provided further, that the following individuals shall not be eligible to participate in the Plan as “Employees”: (a) individuals who are not classified by a Participating Employer as its employees, even if they are retroactively recharacterized as employees by a third party or that Participating Employer, (b) individuals for whom a Participating Employer does not report wages on IRS Form W-2 or who are not on an employee payroll of that Participating Employer, and (c) individuals who have entered into an agreement with a Participating Employer which excludes them from participation in employee benefit plans of that Participating Employer (whether or not they are treated or classified as employees for certain specified purposes that do not include eligibility in the Plan).

     “Enrollment Agreement” means the authorization form which an Eligible Employee or Eligible Director files with the Plan Administrator or its designee to participate in the Plan, including, without limitation, one that is completed and/or sent electronically in a manner specified by the Plan Administrator.

     “Equity Class Year Distribution Account(s)” means, with respect to a Participant for each Plan Year, the Equity Class Year Distribution Account established on the books of account of the Company, pursuant to Section 5.1, for that Participant.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Full Value Equity Awards” means equity awards other than stock options and stock appreciation rights.

     “Key Employee” means a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations issued thereunder.

     “Non-Employee Director” means a non-employee member of the Board.

     “Participant” means an Eligible Employee or Eligible Director who has filed a completed and executed Enrollment Agreement with the Plan Administrator or its designee and is participating in the Plan in accordance with the provisions of Article 4. In the event of the death or incompetency of a Participant, the term shall mean his or her personal representative or guardian. An individual shall remain a Participant until that individual has received full distribution of any vested amount credited to the Participant’s Class Year Distribution Account(s).

     “Participating Employer” means the Company, as well as each Affiliate identified in Appendix A as may from time to time participate in the Plan by or pursuant to authorization of the Plan Administrator.

     “Performance-Based Compensation” means Compensation based on services performed over a period of not less than 12 consecutive months and which meets the following requirements: (a) the payment of the Compensation or the amount of the Compensation is contingent upon the satisfaction of pre-established organizational or individual performance criteria and (b) the performance criteria are not substantially certain to be met at the time an Enrollment Agreement is submitted to the Plan Administrator. For purposes hereof, “pre-established organizational or individual performance criteria” shall mean criteria which are established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance criteria may be subjective but must be bona fide and relate to the performance of the Participant, a group of Employees that includes the Participant or a business unit (which may include the Company or a Participating Employer) for which the Participant provides services. The determination that any subjective performance criteria have been met shall not be made by the Participant or by a family member of the Participant. Performance-Based Compensation does not include any amount or portion of any amount that will be paid regardless of performance or which is based on a level of performance that is substantially certain to be met at the time the criteria is established.

     “Plan” means the CalAmp Deferred Compensation Plan, as amended from time to time.

     “Plan Administrator” means the Committee or any person(s) or entity appointed by the Committee to perform the duties of Plan Administrator hereunder.

     “Plan Year” means the 12-month period beginning on each January 1 and ending on the following December 31. The initial Plan Year is the period beginning on August 23, 2013 and ending on December 31, 2013.

     “Retirement” means a Participant’s Separation from Service with the Participating Employer after (i) attaining at least five (5) years of Service and (ii) the date upon which the sum of a Participant’s age and such Participant’s consecutive full years of Service (since such Participant’s most recent date of hire or election to the Board, as applicable) with the Company or any Affiliate equals or exceeds 65.

     “Retirement Savings Plan” means the Company’s Retirement Savings Plan, or any other defined contribution plan designated by the Company which is maintained by the Participating Employer and intended to be qualified under Code Section 401(a).

     “Separation from Service” means the termination of a Participant’s employment or Service with a Participating Employer for any reason which constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h).

     “Service” means, for a Participant who is an Employee, the period of time during which an employment relationship exists between an Employee and the Participating Employer or any Affiliate, or predecessor businesses thereof including Aercept, Dataradio, Skybility, Technocom and Wireless Matrix and Radio Satellite Integrators, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid. “Service” shall not be deemed to have ceased if an Employee transfers directly between a Participating Employer and the Company or another Affiliate. “Service” means, for a Participant who is a Non-Employee Director, the period of time during which the Non-Employee Director serves as a member of the Board.

     “Subsequent Election” means an election made by a Participant in accordance with Section 4.1(d).

     “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or a dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in each case as determined in the sole discretion of the Plan Administrator.

     “Valuation Date” shall mean each business day except as specified below.

               (a) The Valuation Date for benefits upon Retirement and for benefits upon Separation from Service shall be (i) except as set forth in clause (ii) immediately below, the last business day of the month in which the Separation from Service occurs or, (ii) with respect to Key Employees whose benefits are delayed to comply with Treasury Regulation Section 1.409A-3(i)(2), the last business day of the month following the date which is six months following such Participant’s Separation from Service.

               (b) The Valuation Date for an in Service distribution shall be the last business day of the month in which the in Service distribution date occurs.

               (c) The Valuation Date for benefits upon Disability shall be the last business day of the month in which the Plan Administrator determines that the Participant is Disabled.

               (d) The Valuation Date for benefits upon death is the last business day of the month in which the Participant’s death occurs.

     “Vested Interest” means the portion of a Participant’s Class Year Distribution Account(s) which, pursuant to the Plan, is nonforfeitable.

ARTICLE 3
ADMINISTRATION OF THE PLAN AND DISCRETION

          3.1. The Plan Administrator shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan; including, without limitation, the investment direction of Plan assets. All action taken by the Plan Administrator arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Board, all Participating Employers, all Employees, all Participants, all Beneficiaries and all persons and entities having an interest in the Plan. The Plan Administrator, may, however, delegate to any person or entity any of its powers or duties under the Plan. To the extent of any such delegation, the delegate shall become the Plan Administrator responsible for administration of the Plan, and references to the Plan Administrator shall apply instead to the delegate. Any action by the Plan Administrator assigning any of its responsibilities to specific persons who are directors, officers or employees of the Company shall not constitute delegation of the Plan Administrator’s responsibility but rather shall be treated as the manner in which the Plan Administrator has determined internally to discharge such responsibility.

          3.2. The Plan Administrator shall serve without compensation for its services unless otherwise determined by the Board. Except as set forth in Section 5.2(b), all expenses of administering the Plan shall be paid by the Company.

          3.3. The Company and Participating Employers shall indemnify and hold harmless the Committee and Plan Administrator and the members thereof from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

          3.4. Any decisions, actions or interpretations to be made under the Plan by the Company, the Board, any Participating Employer or the Plan Administrator shall be made in its respective sole discretion, not as a fiduciary, and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

          3.5. Upon a Change of Control, the Plan Administrator, as constituted immediately prior to such Change of Control, shall continue to act as the Plan Administrator. However, the individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) immediately prior to the Change of Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Plan Administrator.

               Upon such Change of Control, the Company may not remove the Plan Administrator in existence prior to such Change of Control, unless 2/3rds of the members of the Board and a majority of Participants and Beneficiaries with account balances consent to such removal and replacement. With respect to directing the investment of Plan assets, the trustee of any rabbi trust shall follow the instructions in place prior to such Change of Control, as amended at any time, from the Plan Administrator that was designated and in existence prior to such Change of Control or from any duly appointed independent third party appointed under this Section.

          3.6. The Company and Participating Employers shall, with respect to the Plan Administrator identified under this Section: (i) pay all reasonable expenses and fees of the Plan Administrator; and (ii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and accounts as the Plan Administrator may reasonably require.

ARTICLE 4
PARTICIPATION

          4.1. Election to Participate.

               (a) Eligibility and Timing of Election to Participate. Any Eligible Employee or Eligible Director may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Plan Administrator by a date set by the Plan Administrator.

                    (i) Filing of Enrollment Agreement. Subject to Sections 4.1(e), 4.3 and clause (iii) below, an executed Enrollment Agreement must be filed by December 31 of the Plan Year preceding the Plan Year in which such Compensation is to be earned, or such other time as may be established by the Plan Administrator; provided, however, that all deferral elections under the Plan must be made at a time that is permitted under applicable law, including, without limitation, Code Section 409A.

                    (ii) Revocation of Election. Except as otherwise provided in Section 6.7(a), deferral elections for a Plan Year are irrevocable.

                    (iii) “Evergreen” Enrollment Agreement. The Plan Administrator, in its discretion, may provide in the Enrollment Agreement that such Enrollment Agreement will continue in effect for each subsequent year or performance period. Such “evergreen” Enrollment Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.1. An evergreen Enrollment Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.1.

               (b) Amount of Deferral. Pursuant to the applicable Enrollment Agreement, the Eligible Employee or Eligible Director shall irrevocably elect the percentage or dollar amount by which (as a result of payroll deduction, in the case of Participants that are Employees) the Participant’s Compensation will be deferred for the Plan Year. Each Participant’s Enrollment Agreement shall designate separately the percentage or dollar amount of Compensation to be taken from the Participant’s base salary, short term incentive compensation, Full Value Equity Awards, director fees or retainers and any other incentive compensation approved by the Company for the Plan Year, in each case, as applicable; and whether, if applicable, to defer in the Plan any refund to the Participant of 401(k) contributions made to the Company’s Retirement Savings Plan. Notwithstanding the foregoing, partial deferrals of Full Value Equity Awards shall not be permitted; if a Participant elects to defer the settlement of Full Value Equity Awards to be granted during a Plan Year, such election will apply to all Full Value Equity Awards granted during such year. Subject to the following sentence, the amount that may be deferred is any whole percentage or dollar amount of the Participant’s Compensation; provided, however, that, for Participants that are Employees, deferrals will be made after required payroll tax deductions and any deductions elected by the Participant (including, but not limited to, deductions for payment for medical and other benefit coverages). The Plan Administrator may establish maximum and/or minimum amounts and/or percentages that may be deferred under this Section 4.1 and may change such standards from time to time. Any such maximum or minimum and the type of Compensation to which the maximum or minimum applies shall be communicated by the Plan Administrator to the Participants prior to the date by which Participants must submit an Enrollment Agreement with respect to the Plan Year.

               (c) Timing and Form of Payment of Distribution from Accounts. At the time that a Participant makes a deferral election with respect to a Plan Year, the Participant shall designate the time and form in which such deferral and any notional earnings or losses thereon shall be distributed; provided, however, that all Enrollment Agreements filed by an Eligible Employee or Eligible Director must provide for distribution to be made at a time and in a form that is consistent with the distribution options made available under the Plan and permitted under applicable law, including, without limitation, Code Section 409A. In accordance with the foregoing, a Participant may only designate one or more of the following as the time at which a distribution will be made:

                    (i) Pursuant to a specified time or fixed schedule in accordance with Treasury Regulation Section 1.409A-3(i)(1);

                    (ii) Upon a Separation from Service;

                    (iii) Upon a Change of Control;

                    (iv) Upon a Disability; or

                    (v) Upon death;

With respect to the deferral of a Full Value Equity Award that vests ratably over a period of two or more years, the initial deferral period for such award must end on the last vesting date of such award or on an anniversary date of the last vesting date of such award. With respect to the deferral of a Full Value Equity Award with a cliff vesting provision, the initial deferral period for such award must end on the first anniversary of the vesting date or on some later anniversary of the vesting date.

An election with respect to the time and form of benefit distributions may not be changed, except as expressly provided for herein. In the event the Participant fails to make a valid election of the time and form of payment, the distribution will be made in a lump sum upon the first to occur of (ii) through (v) above. In the event that such date is determined to be after a Participant’s Separation from Service and the Participant to whom the payment relates is determined to be a Key Employee, then to the extent deemed necessary to comply with Treasury Regulation Section 1.409A-3(i)(2), the payment shall not be made before the end of the six-month period following such Participant’s Separation from Service.

               (d) Subsequent Elections. Each Participant who has made an election to defer Compensation may make a Subsequent Election to further defer the time of payment and/or change the form of payment for one or more of such Participant’s Class Year Distribution Accounts. No such Subsequent Election shall be valid unless it is made 12 months prior to the previously scheduled payment date applicable to such distribution account, it does not take effect until at least 12 months after the date on which the Subsequent Election is made, and the payment commencement date is deferred for not less than five (5) years from the previously scheduled payment date. For the avoidance of doubt, in the event of the Participant’s Separation from Service with the Company prior to the expiration of 12 months from the date the Subsequent Election is made, the Subsequent Election shall be of no effect. For purposes of this subsection, a series of installment payments shall be considered a single payment.

               (e) Performance Based Compensation. An Enrollment Agreement with respect to the deferral of Performance-Based Compensation must be submitted to the Plan Administrator no later than six (6) months prior to the end of the period in which the services are performed and in accordance with the Section 409A of the Code and Treasury Regulation Section 1.409A-2(a)(8). An Enrollment Agreement submitted pursuant to this Section 4.2(e) shall become irrevocable as of the day immediately following the latest date for filing such election.

          4.2. Leave of Absence.

               (a) Paid Leave of Absence. If a Participant is authorized by his or her Participating Employer for any reason to take a paid leave of absence from the employment or Service of the Participating Employer, and such leave of absence does not constitute a Separation from Service, the Participant shall continue to be considered actively employed by or in the service of the Participating Employer for purposes hereof and the Participant’s Enrollment Agreement shall continue to apply to any Compensation paid during such leave of absence.

               (b) Unpaid Leave of Absence. If a Participant is authorized by his or her Participating Employer for any reason to take an unpaid leave of absence from the employment of or Service with the Participating Employer, the Participant shall continue to be considered actively employed by the Participating Employer for purposes hereof. Upon the earlier of the date the leave of absence expires or the date the Participant returns to paid employment or service, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the Enrollment Agreement, if any, in effect for that Plan Year. If no deferral election was made for that Plan Year, no Plan deferrals shall be withheld from Compensation for the remainder of the Plan Year.

          4.3. Filing of Elections by New Eligible Employees or Eligible Directors. The Plan Administrator may, in its discretion, permit an Employee or Non-Employee Director who first becomes an Eligible Employee or Eligible Director after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following the date the Employee or Non-Employee Director becomes an Eligible Employee or Eligible Director but, in any event, not later than 30 days after such date. Notwithstanding the foregoing, however, any election by an Eligible Employee or Eligible Director to defer Compensation pursuant to this Section 4.3 shall apply only to such amounts as are earned by the Eligible Employee or Eligible Director after the date on which such Enrollment Agreement is filed.

ARTICLE 5
ALLOCATION TO ACCOUNTS

          5.1. Accounts. For each Participant, the Plan Administrator shall establish and maintain a Cash Class Year Distribution Account and an Equity Class Year Distribution Account, as applicable, for each Plan Year. The amount of Compensation deferred for a Plan Year pursuant to Article 4 shall be credited by the Participating Employer to the Participant’s Class Year Distribution Account(s), in accordance with the Participant’s Enrollment Agreement, as soon as reasonably practicable following the close of the payroll period, compensation payment date or equity settlement date for which the Compensation would otherwise be payable or settled, as applicable, as determined by the Plan Administrator in its sole discretion. Amounts credited to a Participant’s Equity Class Year Distribution Account in respect of deferrals of Full Value Equity Awards shall be credited in the form of deferred stock units with each deferred stock unit the equivalent of one share of Common Stock, that would have otherwise been issued upon settlement of the Full Value Equity Award at the time of vesting, subject to any adjustment contemplated in the equity plan pursuant to which the Full Value Equity Award was granted. Any amount once taken into account as Compensation for purposes of the Plan shall not be taken into account thereafter. The Participant’s Class Year Distribution Account(s) shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to the Plan.

          5.2. Earnings and Losses on Accounts.

               (a) General. A Participant’s Cash Class Year Distribution Account(s) shall be deemed credited with earnings (positive or negative) in accordance with the Earnings Crediting Options elected by the Participant from time to time. Participants may allocate their Cash Class Year Distribution Accounts among the Earnings Crediting Options available under the Plan only in whole percentages of not less than 1%. A Participant’s Equity Class Year Distribution Account shall be deemed credited with earnings (positive or negative) that mirror the performance of the number of shares of Common Stock equal to the number of deferred stock units credited to the Participant’s Equity Class Year Distribution Account. If dividends on the Common Stock payable in cash are declared, additional deferred stock units will be credited to such Equity Class Year Distribution Account in the following manner. First, a notional value equal to the cash value of dividends that would be paid upon the same number of whole shares of Common Stock as the Participant has deferred stock units in his or her Equity Class Year Distribution Account on the record date established for such dividend will be calculated. Second, such notional value will be deemed to be allocated to the Participant’s Equity Class Year Distribution Account and credited to a corresponding number of deferred stock units to such Equity Class Year Distribution Account (in whole or fractional units) as of the same date, as soon as administratively practicable.

               (b) Investment Options. The deemed rate of return, positive or negative, credited or debited, as the case may be, under each Earnings Crediting Option is based upon the actual investment performance of the investment fund(s) as the Plan Administrator may designate from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation and as the Plan Administrator determines from time to time, money management fees, and fund expenses. The amount of such deemed investment rate of return shall be determined by the Plan Administrator and such determination shall be final and conclusive upon all concerned. The Plan Administrator reserves the right, on a prospective basis, to add or delete Earnings Crediting Options. If a Participant does not make an election of an Earnings Crediting Option, the Participant’s Cash Class Year Distribution Account will be allocated to such Earnings Crediting Option(s) as determined by the Plan Administrator in its sole discretion, and the Plan Administrator shall be absolved of any liability or responsibility for such action.

          5.3. Earnings Crediting Options. Notwithstanding that the rates of return credited or debited to Participants’ Cash Class Year Distribution Accounts under the Earnings Crediting Options are based upon the actual performance of the investment options specified in Section 5.2, or such other investment funds as the Plan Administrator may designate, the Company shall not be obligated to invest any Compensation deferred by Participants under this Plan, or any other amounts, in such portfolios or in any other investment funds.

          5.4. Changes in Earnings Crediting Options. A Participant may change the Earnings Crediting Options to which the Participant’s Cash Class Year Distribution Accounts are deemed to be allocated, subject to such rules and limitations as may be determined by the Plan Administrator. Each such change may include (a) reallocation of the Participant’s existing Cash Class Year Distribution Account(s) in whole percentages of not less than 1%, and/or (b) change in investment allocation of amounts to be credited or debited to the Participant’s Cash Class Year Distribution Account(s) in the future, as the Participant may elect. The effect of a Participant’s change in Earnings Crediting Options shall be reflected in the Participant’s Cash Class Year Distribution Account(s) at such time following the Plan Administrator’s receipt of notice of such change as shall be determined by the Plan Administrator in its sole discretion.

          5.5. Valuation of Accounts. The value of a Participant’s Class Year Distribution Account(s) as of any Valuation Date shall equal the amounts theretofore credited or debited to such Distribution Account(s), including any earnings (positive or negative) deemed to be earned on such Distribution Account(s) in accordance with Section 5.2 through the day preceding such date (or the last trading date prior to such date, in the case of an Equity Class year Distribution Account), less the amounts theretofore deducted from such Distribution Account(s).

          5.6. Statement of Accounts. The Plan Administrator shall provide to each Participant, not less frequently than annually, a statement in such form as the Plan Administrator deems appropriate setting forth the balance standing to the credit of each Participant in each of his or her Class Year Distribution Accounts.

          5.7. Distributions from Accounts.

               (a) For purposes of any provision of the Plan relating to distribution of benefits to Participants or Beneficiaries, the value of a Participant’s Class Year Distribution Account(s) shall be determined as of any Valuation Date as soon as reasonably practicable preceding the distribution date, as determined by the Plan Administrator in its sole discretion. In the case of any benefit payable in the form of a single lump-sum payment, the value of a Participant’s Class Year Distribution Account(s), as determined pursuant to this Article 5, shall be distributed. In the case of any benefit payable in the form of annual installments, as of any payment date, the amount of each installment payment shall be determined as the quotient of (x) the value of the Participant’s Class Year Distribution Account subject to distribution, as determined pursuant to this Article 5, divided by (y) the number of remaining annual installments immediately preceding the payment date.

               (b) In the case of any benefit payable in the form of annual installments, the initial installment will be paid within 90 days after the event giving rise to the distribution (Retirement, Separation from Service, Disability or death, as applicable), and subsequent installments will be valued each December 31st and paid as soon as administratively feasible thereafter.

               (c) Any distribution made to or on behalf of a Participant from such Participant’s Cash Class Year Distribution Account in an amount which is less than the entire balance of any such Distribution Account shall be made pro rata from each of the Earnings Crediting Options to which such Distribution Account is then allocated.

               (d) Any and all distributions from a Participant’s Cash Class Year Distribution Account(s) shall be made in cash. Any and all distributions from a Participant’s Equity Class Year Distribution Account(s) shall be distributed in whole shares of Common Stock (one share for each deferred stock unit) and any remainder shall be distributed in cash. No fractional shares will be issued under the Plan.

ARTICLE 6
BENEFITS TO PARTICIPANTS

          6.1. Benefits From the Class Year Distribution Account(s). Benefits from a Participant’s Class Year Distribution Account shall be paid to the Participant as follows:

               (a) In-Service Distributions. In the case of a Participant who continues in Service, the portion of the Participant’s Class Year Distribution Account consisting solely of the Participant’s deferrals under Section 4.1 and earnings thereon under Section 5.2 shall be paid or commence to be paid to the Participant by the payment date elected by the Participant in the Enrollment Agreement pursuant to which such Class Year Distribution Account was established (which payment date may be no earlier than the first month of the second Plan Year after the Plan Year for which such Class Year Distribution Account was established, e.g., January 2014 for the 2013 Class Year Distribution Account), in a lump sum or in up to five (5) annual installments, as elected by the Participant in the Enrollment Agreement or in a Subsequent Election.

               (b) Continuation of Service Condition. In the case of a Participant whose Service with a Participating Employer ceases, the Participant’s elections in an Enrollment Agreement or in a Subsequent Election with respect to the time and form of distribution of such Participant’s Class Year Distribution Account(s) applicable when a Participant is in Service shall be void and of no effect, and distribution of such Distribution Account(s) shall be governed by the Participant’s elections in an Enrollment Agreement or in a Subsequent Election applicable to distribution upon Retirement, Separation from Service, Disability or death, as applicable.

          6.2. Vesting.

               (a) A Participant shall have a 100% Vested Interest in his or her Cash Class Year Distribution Account(s), and any deemed earnings thereon, at all times. A Participant will vest in his or her Equity Class Year Distribution Account(s) at the same rate as the vesting schedule of the underlying Full Value Equity Award(s).

          6.3. Benefits Upon Retirement. As soon as practicable following Retirement, each Class Year Distribution Account of the Participant shall be distributed in one of the following methods, as elected by the Participant in the Enrollment Agreement pursuant to which such Class Year Distribution Account was established or in a Subsequent Election: (a) in a lump sum or (b) in up to fifteen (15) annual installments. Such Participant’s Distribution Account(s) shall continue to be credited with earnings and/or losses in accordance with Section 5.2 until fully distributed.

          6.4. Benefits Upon Separation from Service. As soon as practicable following a Participant’s Separation from Service prior to Retirement, the Vested Interest of all of the Participant’s Class Year Distribution Accounts shall be distributed in a lump sum. Such Participant’s Distribution Account(s) shall continue to be credited with earnings and/or losses in accordance with Section 5.2 until fully distributed. In the event that the Participant to whom the payment relates is determined to be a Key Employee, then to the extent deemed necessary to comply with Treasury Regulation Section 1.409A-3(i)(2), the payment shall not be made before the end of the six-month period following such Participant’s Separation from Service.

          6.5. Benefits Upon Death. In the event of a Participant’s death before the complete distribution of his or her Class Year Distribution Accounts, such Participant’s Beneficiary, named on the most recently filed Designation of Beneficiary form, shall be paid a lump sum as soon as practicable following the Participant’s death. Such Participant’s Distribution Account(s) shall continue to be credited with earnings and/or losses in accordance with Section 5.2 until fully distributed.

          6.6. Benefits Upon Disability. In the case of a Participant who becomes Disabled, all of the Participant’s Class Year Distribution Accounts shall be distributed in a lump sum as soon as practicable following the Participant’s becoming Disabled. Such Participant’s Distribution Account(s) shall continue to be credited with earnings and/or losses in accordance with Section 5.2 until fully distributed.

          6.7. Acceleration of Payment.

               (a) Unforeseeable Emergency. In the event that the Plan Administrator, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an Unforeseeable Emergency, the Company shall pay to the Participant from his or her Class Year Distribution Account(s), as soon as practicable following such determination, an amount necessary to meet such Unforeseeable Emergency, in a manner consistent with Code Section 409A and the regulations issued thereunder, after deduction of any and all taxes as may be required pursuant to Section 7.9 (the “Emergency Benefit”). Emergency Benefits shall be paid to the extent such portion of one or more of such Class Year Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant. With respect to that portion of any Class Year Distribution Account which is distributed to a Participant as an Emergency Benefit in accordance with this Section 6.7(a), no further benefit shall be payable to the Participant under this Plan. To the extent required by the regulations under Code Section 409A, upon receipt of Emergency Benefits, the Participant’s deferral election under Section 4.1 shall be cancelled for the rest of the Plan Year in which the Emergency Benefits are paid.

               (b) Change of Control.

                    (i) To the extent permitted by the regulations under Code Section 409A, within the 30 days preceding or the twelve (12) months following a Change of Control, the Company may exercise its discretion to terminate this Plan and, notwithstanding any other provision of the Plan or the terms of any Enrollment Agreement or Subsequent Election, distribute to or with respect to each Participant all of his or her Class Year Distribution Accounts in a single lump sum payment.

                    (ii) A Participant will receive all his or her Class Year Distribution Accounts in a single lump sum payment equal to the unpaid balance of all of his or her Accounts within ninety (90) days from his or her Separation from Service if such Separation from Service occurs within eighteen (18) months following a Change of Control.

                    (iii) A Participant who is receiving Retirement installment payments at the time of a Change of Control will receive the unpaid balance of his or her Class Year Distribution Accounts in a single lump sum within ninety (90) days after such Change of Control regardless of any election otherwise made in his or her Enrollment Agreement or Subsequent Election.

               (c) Other Acceleration Event. To the extent permitted by Code Section 409A and the regulations issued thereunder, notwithstanding the terms of an Enrollment Agreement or Subsequent Election, distribution of all or part of a Participant’s Class Year Distribution Account(s) may be made at any time the Plan fails to meet the requirements of Code Section 409A and the regulations thereunder, with such payment not to exceed the amount required to be included in the Participant’s income as a result of the failure.

          6.8. Small Balance Cash-Out. If a Participant becomes eligible for a distribution in accordance with the provisions of this Article 6, the Plan Administrator shall, notwithstanding any election of the time and form of payment by the Participant, distribute to the Participant the Participant’s Class Year Distribution Account(s) in a lump sum, if the total value of the Participant’s Class Year Distribution Account(s) on the date that payment is to commence does not exceed $50,000 or the maximum amount permitted to be automatically distributed under the regulations promulgated under Code Section 409A, with such payment made on or before the later of (a) December 31 of the calendar year in which the Participant’s Retirement, Separation from Service, Disability or death occurs, or (b) the fifteenth day of the third month following the Participant’s Retirement, Separation from Service, Disability or death. In the event that such date is determined to be after a Participant’s Separation from Service and the Participant to whom the payment relates is determined to be a Key Employee, then to the extent deemed necessary to comply with Treasury Regulation Section 1.409A-3(i)(2), the payment shall not be made before the end of the six-month period following such Participant’s Separation from Service.

          6.9. Deduction Limitation on Benefit Payments. Notwithstanding the foregoing, if a Participating Employer reasonably anticipates that the Participating Employer’s deduction with respect to any distribution from the Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treasury Regulation Section 1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited with earnings and/or losses in accordance with Section 5.2 until fully distributed. The delayed amounts (and any amounts credited or debited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Participating Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In the event that such date is determined to be after a Participant’s Separation from Service and the Participant to whom the payment relates is determined to be a Key Employee, then to the extent deemed necessary to comply with Treasury Regulation Section 1.409A-3(i)(2), the delayed payment shall not be made before the end of the six-month period following such Participant’s Separation from Service.

ARTICLE 7
MISCELLANEOUS

          7.1. Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Company; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the vested balance of the Participant’s Class Year Distribution Account(s) as of the effective date of such amendment, suspension, discontinuance or termination. Notwithstanding the preceding provisions of this Section 7.1, the Company reserves the right to amend the Plan, either retroactively or prospectively, in whatever manner is required to achieve compliance with the requirements of Code Section 409A.

          7.2. Claims Procedure. It is intended that the claims procedures of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR §2560.503-1.

               (a) Claim. A person who believes that he or she is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth the claim.

               (b) Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant within ninety (90) days of receipt of the claim whether the claim is denied. If special circumstances require more than ninety (90) days for processing, the Claimant will be notified in writing within ninety (90) days of filing the claim that the Plan Administrator requires up to an additional ninety (90) days to reply. The notice will explain what special circumstances make an extension necessary and indicate the date a final decision is expected to be made.

               If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

                    (i) The specific reason or reasons for such denial;

                    (ii) The specific reference to pertinent provisions of this Plan on which such denial is based;

                    (iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

                    (iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

                    (v) The time limits for requesting a review under subsection (c) and for review under subsection (d) hereof; and

                    (vi) The Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination.

               (c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Plan Administrator review its determination. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

               (d) Review of Decision. Within sixty (60) days after the Plan Administrator’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

          7.3. Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

          7.4. Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in Service, nor shall it interfere with the rights of the Employer to terminate the employment or Service of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company or its Affiliates for the benefit of its employees.

          7.5. No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest.

          7.6. Obligations to Participating Employer. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Participating Employer, then the Participating Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator in its sole discretion.

          7.7. Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s or Beneficiary’s interest under the Plan. The Participating Employer’s obligations under this Plan are not assignable or transferable, except to (a) any corporation or other entity which acquires all or substantially all of the Participating Employer’s assets or (b) any corporation or other entity into which the Participating Employer may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

          7.8. Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current vested balance of the Participant’s Class Year Distribution Account(s) in accordance with his or her applicable Enrollment Agreement and/or Subsequent Election.

          7.9. Taxes. The Participating Employer may make such provisions and take such action as it may deem appropriate for the withholding of any taxes which the Participating Employer is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

          7.10. Unfunded Status of Plan. The Plan is an “unfunded” plan for tax and ERISA purposes. This means that the amount of each Class Year Distribution Account of a Participant is represented by the amount assigned to a memorandum bookkeeping account, which is allocated to hypothetical shares or units of investment funds (or Common Stock) available under the Plan. As the nature of the investment funds (or Common Stock) that form the “index” or “meter” for the valuation of the memorandum bookkeeping account changes, the valuation of the bookkeeping account changes as well. The amount owed to a Participant at any point in time is represented by the value assigned to the memorandum bookkeeping account. The Company may decide to use a “rabbi trust” to anticipate its potential Plan liabilities, and it may attempt to have Plan investments mirror the hypothetical investments deemed credited to the bookkeeping accounts. However, the liability to pay the benefits is the Company’s, and the assets of the rabbi trust are potentially available to satisfy the claims of general creditors of the Company that are not Plan Participants. Each Class Year Distribution Account of a Participant shall at all times represent a general obligation of the Company. The Participant shall be a general creditor of the Company with respect to this obligation, and shall not have a secured or preferred position with respect to the Participant’s Class Year Distribution Account(s). Nothing contained herein shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind.

          7.11. Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

          7.12. Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of California, without reference to the principles of conflict of laws.

          7.13. Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

          7.14. Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

          7.15. Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

          7.16. Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to CalAmp, 1401 N. Rice Avenue, Oxnard, CA 93030, Attention CFO, or to such other person or entity as the Plan Administrator may designate from time to time. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

IN WITNESS WHEREOF, CalAmp has caused this latest version of the Plan to be executed by its officer thereunto duly authorized, on this 1st day of July, 2014.

CalAmp Corp.

By:	/s/ Richard Vitelle
Richard Vitelle
Executive Vice President & CFO

Appendix A

Affiliates

CalAmp Wireless Networks Corporation (f/k/a Dataradio Corporation)

CalAmp Wireless Data Systems, Inc. (f/k/a Wireless Matrix USA, Inc.)

CalAmp Radio Satellite Integrators, Inc. (f/k/a Radio Satellite Integrators, Inc.)